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                                                                     EXHIBIT 4.2

                                 AMENDMENT NO. 1

                                       TO

                                RIGHTS AGREEMENT

                            DATED AS OF JUNE 24, 2005

                                     BETWEEN

                                 ENDOCARE, INC.

                                       AND

                         U.S. STOCK TRANSFER CORPORATION

                                 AS RIGHTS AGENT

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                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

      THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of June 24, 2005, between Endocare Inc., a Delaware corporation (the "Company"), and U.S. Stock Transfer Corporation (the "Rights Agent"), amends that certain Rights Agreement, dated as of March 31, 1999, between the Company and the Rights Agent (the "Rights Agreement"). All capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Rights Agreement.

      WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof and the Company desires and directs the Rights Agent to so amend the Rights Agreement. All acts necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and other valuable consideration the receipt and sufficiency of which the parties expressly acknowledge, the parties hereto agree as follows:

      1. Amendment to Section 1. Section 1 of the Rights Agreement shall be amended by deleting the definition of "Acquiring Person" in its entirety and replacing it with the following:

      ""ACQUIRING PERSON" shall mean (i) any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding or (ii) any Person who is an Adverse Person (as such term is hereinafter defined), but shall not include (1) the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan,
(2) The Kaufmann Fund, Inc. ("Kaufmann"), or any of its Affiliates or Associates (collectively with Kaufmann, the "Kaufmann Investor Group"), (3) Pequot Private Equity Fund, L.P. and Pequot Offshore Private Equity Fund, Inc. (together, "Pequot"), or any of their Affiliates or Associates (collectively with Pequot, the "Pequot Investor Group"), (4) Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P., Technology Funding Venture Partners V, an Aggressive Growth Fund, L.P. and Technology Funding Partners III, L.P. (collectively, "Tech Funding"), or any of their Affiliates or Associates (collectively with Tech Funding, the "Tech Funding Investor Group") or (5) any Person who becomes the Beneficial Owner of 15% or more of the then-outstanding shares of Company Common Stock as a result of the acquisition of shares of Company Common Stock directly from the Company in one or more transactions approved by a majority of the Board of Directors. Notwithstanding the foregoing:

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            (i) no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person" hereunder; and

            (ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person" (as defined pursuant to the foregoing provisions of this paragraph (a)), then such Person shall not be deemed to be an "Acquiring Person" for any purpose of this Agreement."

      2. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended by deleting Section 3(a) in its entirety and replacing it with the following:

      "(a) Until the earlier of (i) the Close of Business on the tenth Business Day after the Shares Acquisition Date and (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Company's Board of Directors prior to such time as any Person becomes an Acquiring Person and of which the Company will give the Rights Agent prompt written notice) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act Regulations or any successor rule or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan) to commence a tender or exchange offer, if upon consummation thereof such Person would be the Beneficial Owner of 15% or more of the shares of Company Common Stock then outstanding (the earlier of (i) and (ii) above being the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for shares of Common Stock registered in the names of the holders thereof (which certificates shall also be deemed to be Rights Certificates) and not by separate Rights Certificates, and (y) the right to receive Rights Certificates will be transferable only in connection with the transfer of shares of Common Stock. As soon as practicable after the Distribution Date, the Company will notify the Rights Agent thereof and the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of shares of Common Stock as of the Close of Business on the

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Distribution Date, at the address of such holder shown on the records of the
Company, a Rights Certificate, in substantially the form of Exhibit B hereto (a "Rights Certificate"), evidencing one Right for each share of Common Stock so held. As of the Distribution Date, the Rights will be evidenced solely by such Rights Certificates."

      3. Amendment to Section 23(a). Section 23(a) of the Rights Agreement is hereby amended by deleting Section 23(a) in its entirety and replacing it with the following:

      "(a) The Company may, at its option, upon approval by the Board of Directors, at any time on or prior to the close of business (or such later date as may be determined by the Board of Directors) on the earlier of (i) the Close of Business on the tenth Business Day following the Shares Acquisition Date or
(ii) the Final Expiration Date redeem all but not less than all the then outstanding Rights at a redemption price of $0.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"), and the Company may, at its option, pay the Redemption Price either in cash, shares of Common Stock (based on the current per share market price thereof (as determined pursuant to Section 11(d) hereof) at the time of redemption), or any other form of consideration deemed appropriate by the Board of Directors. The redemption of the Rights by the Board of Directors may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish."

      4. Amendment to Summary of Rights. The Summary of Rights to Purchase Shares of Series A Preferred Stock, attached as Exhibit C to the Rights Agreement (the "Summary of Rights") is hereby amended by deleting the Summary of Rights in its entirety and replacing it with the amended Summary of Rights to Purchase Shares of Series A Preferred in the form attached hereto as Exhibit A.

      5. Entire Agreement. This Amendment and the Rights Agreement (including schedules and exhibits thereto) set forth the entire understanding of all the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

      6. Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any person or corporation other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, shares of Common Stock) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, shares of Common Stock).

      7. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      8. Governing Law. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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      9. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      10. Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted or convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                           [Signature Page to Follow]

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

ATTEST:                                       ENDOCARE, INC.

By: /s/ Michael R. Rodriguez                  By: /s/ Craig T. Davenport
   -----------------------------------------     ------------------------------
Name: Michael R. Rodriguez                    Name: Craig T. Davenport

Title: Senior Vice President, Finance, Chief  Title: Chairman and Chief
       Financial Officer and Secretary               Executive Officer

ATTEST:                                       U.S. STOCK TRANSFER CORPORATION

By:/s/ MARK CAND                              By: /s/ RICHARD TILTON
   -----------------------------------------      ------------------------------

Name: MARK CAND                               Name: RICHARD TILTON

Title: Senior Vice President                  Title: Assistant Vice President

             [SIGNATURE PAGE TO AMENDMENT NO. 1 TO RIGHTS AGREEMENT]

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                                    EXHIBIT A

                      AMENDED SUMMARY OF RIGHTS TO PURCHASE
                       SHARES OF SERIES A PREFERRED STOCK

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                                 ENDOCARE, INC.

                          SUMMARY OF RIGHTS TO PURCHASE
                       SHARES OF SERIES A PREFERRED STOCK

      On March 5, 1999 the Board of Directors of ENDOCARE, INC. (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock (the "Common Stock"), par value $0.001 per share, of the Company. The dividend was paid on April 15, 1999 (the "Record Date") to the stockholders of record on that date. The Board of Directors of the Company further authorized and directed the issuance of one Right with respect to each share of Common Stock that shall become outstanding between the Record Date and the Distribution Date (or earlier redemption or expiration of the Rights). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), of the Company at a price of $25.00 per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of March 31, 1999, as amended on June 24, 2005 (the "Rights Agreement") between the Company and U.S. STOCK TRANSFER CORPORATION, as Rights Agent (the "Rights Agent").

      Until the earlier to occur of (i) the close of business on the tenth business date after a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Common Stock (subject to certain exceptions as provided in the Rights Agreement) and (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a copy of this Summary of Rights attached thereto.

      The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date, upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock, outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the Close of Business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

      The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on April 15, 2009 (the "Final Expiration Date"), unless the Final Expiration

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Date is extended or unless the Rights are earlier redeemed or exchanged by the
Company, in each case as described below.

      The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Units of Preferred Stock of certain rights or warrants to subscribe for or purchase Units of Preferred Stock at a price, or securities convertible into Units of Preferred Stock with a conversion price, less than the then current market price of the Units of Preferred Stock or (iii) upon the distribution to holders of the Units of Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Units of Preferred Stock) or of subscription rights or warrants (other than those referred to above).

      The number of outstanding Rights and the number of Units of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

      Units of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each Unit of Preferred Stock will be entitled to a dividend equal to any dividend declared per share of Common Stock. In the event of liquidation, each Unit of Preferred Stock will be entitled to a payment equal to any payment made per share of Common Stock. Each Unit of Preferred Stock will have one vote, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Unit of Preferred Stock will be entitled to receive an amount equal to the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

      Because of the nature of the dividend, liquidation and voting rights, the value of each Unit of Preferred Stock purchasable upon exercise of the Rights should approximate the value of one share of Common Stock.

      In the event that, after the Rights become exercisable, the Company is acquired in a merger or other business combination transaction with an Acquiring Person or an affiliate thereof, or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person or an affiliate thereof, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Rights, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Rights.

      In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of Common Stock (subject to certain exceptions) proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock or Units of Preferred

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Stock (or cash, other securities or property) having a market value of two times the exercise price of the Rights.

      At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more (subject to certain exceptions) of the outstanding shares of Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange all or part of the Rights (other than Rights owned by such person or group which have become void) for Units of Preferred Stock at an exchange ratio (subject to adjustment) which shall equal, subject to adjustment to reflect stock splits, stock dividends and similar transactions occurring after the date hereof, that number obtained by dividing the Purchase Price by the then current per share market price per Unit of Preferred Stock on the earlier of (i) the date on which any Person becomes an Acquiring Person and (ii) the date on which a tender or exchange offer is announced by any Person, if upon consummation thereof such Person would be the Beneficial Owner of 15% or more (subject to certain exceptions) of the shares of Company Common Stock then outstanding.

      With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Units of Preferred Stock on the last trading day prior to the date of exercise.

      At any time within ten (10) business days after the date a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more (subject to certain exceptions) of the outstanding Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the rights may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. The Rights are also redeemable under other circumstances as specified in the Agreement.

      The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights except that from and after a Distribution Date no such amendment may adversely affect the interests of the holders of the Rights.

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

      The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The Rights should not interfere with any merger or other business

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combination approved by the Board of Directors because the Rights may be redeemed by the Company at the Redemption Price prior to the occurrence of a Distribution Date.

      A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

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